Exhibit 4.2

EXECUTION VERSION

TPI COMPOSITES, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

June 17, 2010

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TABLE OF CONTENTS

(continued)

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TPI COMPOSITES, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2010, by and among TPI Composites, Inc., a Delaware corporation (the “Company”), the persons and entities set forth in the Schedule of Investors attached hereto as Exhibit A (as the same may be supplemented and amended from time to time as provided to herein) (each, an “Investor,” and together, the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors (the “Series C Investors”) are parties to that certain Series C Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), whereby the Company will sell, and the Series C Investors will purchase, shares of Series C Preferred (as defined below) (the “Financing”);

WHEREAS, the Company and certain of the Investors (the “Prior Holders”) are parties to that certain Second Amended and Restated Investor Rights Agreement dated as of May 22, 2009, as amended (the “Existing Agreement”);

WHEREAS, pursuant to Section 5.1 of the Existing Agreement, the Existing Agreement may be amended as contemplated herein by a written instrument executed by the Company, Landmark (as defined below), GE (as defined below), Element (as defined below) and the Holders holding not less than seventy percent (70%) of the Series A Preferred (as defined below) then outstanding;

WHEREAS, the parties to this Agreement include the Company, Landmark, GE, Element and the holders of at least seventy percent (70%) of the Series A Preferred outstanding on the date hereof;

WHEREAS, the obligations in the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, in consideration of the Financing, the Company and the Prior Holders desire to amend and restate the Existing Agreement in the matter set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

General

1.1 Certain Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” means, with respect to a party hereto (or such party’s successors and assigns), any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person or entity (or such person’s or entity’s successors and assigns). For purposes of this definition, a person or entity shall be deemed to be “controlled by” another person or entity if the other possesses, directly or indirectly, power either (i) to vote more than fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such person or entity, or (ii) to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise; provided, however, that for purposes of clarity, in addition to the foregoing, with respect to any venture capital investor, “Affiliate” shall include any partnership, limited liability company, corporation or fund sharing a common management company or similar entity.

(b) “Angeleno” means Angeleno Investors II, L.P.

(c) “Board” means the Board of Directors of the Company.

(d) “Closing” shall mean the “Initial Closing” (as defined in the Purchase Agreement).

(e) “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(f) “Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(g) “Element” means Element Partners II, L.P., Element Partners II Intrafund, L.P., and each of their respective Affiliates, assignees and transferees

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(i) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(j) “GE” means GE Capital Equity Investments, Inc.

(k) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any transferee or assignee of record of such Registrable Securities to which the registration rights conferred by this Agreement have been transferred or assigned in accordance with Section 2.11 hereof.

(l) “Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(m) “Landmark” means Landmark IAM Growth Capital, L.P., Landmark Growth Capital Partners, L.P., and each of their respective Affiliates, assignees and transferees.

(n) “Major Investor” shall have the meaning ascribed to such term in Section 3.1.

(o) “NGP” means NGP Energy Technology Partners, L.P. and its Affiliates, assignees and transferees.

(p) “New Securities” shall have the meaning ascribed to such term in Section 4.1 hereof, subject to the limitations of Section 4.6 hereof.

(q) “Qualified IPO” shall have the ascribed to such term in the Restated Certificate.

(r) “Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

(s) “Registrable Securities” means (a) shares of Common Stock of the Company issued or issuable upon conversion of the Shares, (b) shares of Common Stock owned by Landmark as of the date hereof (other than those shares of Common Stock issued or issuable upon conversion of the Shares held by Landmark; collectively, the “Landmark Registrable Securities”), or owned by any transferee of such shares after the date hereof, and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced in clauses (a) and (b) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities of the Company (i) sold by any person to the public either pursuant to a registration statement under the Securities Act or Rule 144 or (ii) with respect to which the registration rights of the Holder thereof have expired pursuant to Section 2.8 hereof.

(t) “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, Blue Sky fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company, all underwriting discounts and all underwriting commissions). In addition, Registration Expenses shall include reasonable fees and disbursements of a single special legal counsel for the Holders selling Registrable Securities selected by the Holders of a majority of the Registrable Securities being registered pursuant to Sections 2.2, 2.3 or 2.4, as applicable. For the avoidance of doubt, Registration Expenses shall exclude Selling Expenses.

(u) “Restated Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(v) “ROFR Agreement” means the Third Amended and Restated Right of First Refusal, Co-Sale and Voting Agreement by and among the Company and the Stockholders (as defined therein) dated as of the date of this Agreement.

(w) “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(x) “Rule 145” means Rule 145 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(y) “SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(z) “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(aa) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer rates applicable to the sale of Registrable Securities.

(bb) “Series A Director” shall have the meaning set forth in the ROFR Agreement.

(cc) “Series A Preferred” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

(dd) “Series B Preferred” means the Series B Convertible Preferred Stock of the Company, par value $0.01 per share.

(ee) “Series B-1 Preferred” means the Series B-1 Convertible Preferred Stock of the Company, par value $0.01 per share.

(ff) “Series C Preferred” means the Series C Convertible Preferred Stock of the Company, par value $0.01 per share.

(gg) “Shares” means all shares of Series A Preferred, Series B Preferred, Series B-1 Preferred and Series C Preferred issued to the Investors.

(hh) “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan of the Company, (ii) a registration statement of the Company relating to any corporate reorganization or other transaction under Rule 145, including any registration statements related to the issuance or resale of securities issued in such a transaction, or (iii) a registration statement related to the offer and sale of debt securities.

SECTION 2

Restrictions on Transfer; Registration

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the transferee has agreed in writing to be bound by the terms of this Agreement (for purposes of clarification, this condition (A) shall apply only to transferees who acquired Shares or Registrable Securities prior to the Qualified IPO and only with respect to such shares) including without limitation, Sections 2.1 and 2.12 hereof, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holders shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to and in accordance with Rule 144, except in unusual circumstances.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer (i) by a Holder that is a partnership transferring to its partners, members or other equity owners or former partners, retired members or other equity owners or to the estate of any of its partners, members or other equity owners or retired partners, members or other equity holders so long as such transfers are in accordance with partnership interests and made pursuant to the terms of such Holder’s partnership agreement, (ii) by a Holder that is a corporation transferring to a wholly-owned subsidiary of such Holder, a parent corporation that owns all of the capital stock of such Holder or the stockholders of such Holder in accordance with their ownership of the Holder, (iii) by a Holder that is a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company and made pursuant to the terms of such Holder’s limited liability company agreement, (iv) by a Holder that is an individual holder transferring to such Holder’s spouse, child (natural or adopted), or any other direct lineal descendants of such Holder (or his or her spouse), (each, a “Family Member”), or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or any such Holder’s Family Members, (v) subject to applicable securities laws, by a Holder that is transferring to an Affiliate of such Holder, (vi) subject to applicable securities laws, to one or more Affiliated partnerships, limited liability companies or funds managed by a Holder or any of their respective directors, officers, partners or members, (vii) subject to applicable securities laws, by a Holder that is a transferee of not less than ten percent (10%) of the Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) held by the transferring Holder measured as of the date such Holder became a party to this Agreement, or (viii) that is a transfer not involving any change in beneficial ownership; provided that in each such case the transferee will agree in writing to be subject to the terms of this Agreement, including, without limitation, Sections 2.1 and 2.12 hereof, to the same extent as if such transferee were an original Holder hereunder. Notwithstanding anything to the contrary contained herein, any transfer of Shares or Registrable Securities shall be subject to the terms of Section 4.1 of the ROFR Agreement.

(c) Each certificate representing shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, BY AND BETWEEN THE STOCKHOLDER AND THE ISSUER OF SUCH SECURITIES, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE ISSUER FILED UNDER THE ACT AND VOTING RESTRICTIONS AS SET FORTH IN THE THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL, CO-SALE AND VOTING AGREEMENT. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF SUCH SECURITIES.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if (i) the Company has completed the Initial Public Offering, (ii) the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend and (iii) the Holder shall have delivered such securities to the Company or its transfer agent.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate Blue Sky authority authorizing such removal.

2.2 Demand Registration

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from (i) the Holders holding not less than thirty percent (30%) of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred (other than Landmark Registrable Securities) then outstanding, (ii) the Holders holding not less than fifty percent (50%) of the Landmark Registrable Securities, (iii) the Holders holding not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series B Preferred (other than Landmark Registrable Securities) then outstanding or (iv) the Holders holding not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series B-1 Preferred (other than Landmark Registrable Securities) then outstanding (each, a “Demand Registration Request”), that the Company file a registration statement with respect to all or part of the Registrable Securities under the Securities Act, then the Company shall, within fifteen (15) calendar days of the receipt thereof, give written notice of such request to all Holders, and, subject to the limitations of this Section 2.2, use its commercially reasonable efforts to effect, as expeditiously as reasonably possible (and in any event within ninety (90) days of the date such request is given or such longer period as results from a delay for any reason from the SEC) the registration under the Securities Act of all Registrable Securities that all Holders request to be registered pursuant to and in accordance with this Agreement.

(b) The Company shall not be required to effect or take any action to effect a registration pursuant to this Section 2.2:

(i) prior to one hundred eighty (180) calendar days after the effective date of the Initial Public Offering;

(ii) (A) solely with respect to Section 2.2(a)(i) above, after the Company has effected two (2) registrations pursuant thereto, (B) solely with respect to Section 2.2(a)(ii) above, after the Company has effected two (2) registrations pursuant thereto, (C) solely with respect to Section 2.2(a)(iii) above, after the Company has effected one (1) registration pursuant thereto, and (D) solely with respect to Section 2.2(a)(iv) above, after the Company has effected one (1) registration pursuant thereto, and such registrations have been declared or ordered effective (which, for the avoidance of doubt, shall mean that the registrations shall have been continuously effective for one hundred eighty (180) calendar days, or until all Registrable Securities covered thereby have been sold, if earlier);

(iii) if the Holders specified in Section 2.2(a) propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below;

(iv) if the Holders specified in Section 2.2(a) propose to sell Registrable Securities, the aggregate proceeds of which are less than $10,000,000; or

(v) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of a registration under the Securities Act for the purposes of a public offering of securities of the Company (including but not limited to, registration statements related to follow-on offerings of securities of the Company, but excluding Special Registration Statements); provided that the Company shall, within thirty (30) days of its receipt of a Demand Registration Request, provide written notice to all Holders specified in Section 2.2(a) of its intent to file a registration statement for a public offering of securities of the Company within sixty (60) days; provided further that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; and provided further that in the case of a public offering other than an Initial Public Offering that the Initiating Holders (as defined below) are permitted to register such shares in such registration as requested to be registered pursuant to Section 2.3 hereof; or

(vi) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve month period;

2.3 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) calendar days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to follow-on offerings of securities of the Company, but excluding Special Registration Statements and the Company’s Initial Public Offering so long as no other stockholders of the Company are then selling Common Stock in connection therewith) and will afford each such Holder a reasonable opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of such Holder’s Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, in each case subject to the terms and conditions set forth herein.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include securities in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 below.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) within ten (10) calendar days after receipt of such notice, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as reasonably practicable, and in any event within forty-five (45) calendar days after the date such request is given by such Holder or Holders, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4, (A) if Form S-3 is not available to the Company for such offering, (B) if the aggregate proceeds from the sale of Registrable Securities proposed to be sold pursuant to a Form S-3 will not exceed $2,000,000, (C) in any twelve month period, after the Company has effected four (4) registrations pursuant to this Section 2.4 in any such twelve month period, and such registrations have been declared or ordered effective; provided that at least one (1) such registration was effected on behalf of the Holders holding Common Stock issued or issuable upon conversion of the Series A Preferred (other than Landmark Registrable Securities), at least one (1) such registration was effected on behalf of the Holders holding Landmark Registrable Securities, at least one (1) such registration was effected on behalf of the Holders holding Series B Preferred, and at least one (1) such registration was effected on behalf of the Holders holding Series B-1 Preferred, (D) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering of securities of the Company within ninety (90) days, other than pursuant to a Special Registration Statement, or (E) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.4; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve month period.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as reasonably practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2 or 2.3, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration effected pursuant to Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations under Section 2.2 or Section 2.4 shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceedings begun pursuant to Section 2.2 or Section 2.4, the request of which has been subsequently withdrawn by the Holders of securities requesting such registration unless (a) the withdrawal is based upon material adverse information concerning the Company or a material adverse change in any market or the Company’s securities of which the Initiating Holders (as defined below) were not aware at the time of such request or (b) (i) the Holders holding not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred then outstanding, (ii) the Holders holding not less than fifty percent (50%) of the Landmark Registrable Securities, (iii) the Holders holding not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series B Preferred then outstanding or (iv) the Holders holding not less than fifty percent (50%) of the shares of Common Stock issued or issuable upon conversion of the Series B-1 Preferred then outstanding agree to forfeit their right to one requested registration pursuant to Section 2.2(a)(i), Section 2.2(a)(ii), Section 2.2(a)(iii) or Section 2.2(a)(iv) above, respectively, in which event such right shall be forfeited by all such Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) that requested such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to a registration under Section 2.2.

2.6 Underwriting. If the Holders initiating a registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Sections 2.2, 2.3 or 2.4 hereof and the Company shall include such information in the written notice referred to in Sections 2.2(a), 2.3(a) or 2.4 above, as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of Sections 2.2, 2.3 or 2.4 above, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) and the managing underwriter so advises the Company in writing, then the Company shall so advise all Holders of

Registrable Securities that would otherwise be underwritten pursuant hereto, and any other potential participants in such registration, the number of shares that may be included in the underwriting shall be allocated as follows: first to the Holders on a pro rata basis based on the total number of then outstanding Registrable Securities or other shares of capital stock (on an as-converted basis) held by such Holders and then, if all the Shares held by Holders are included in such registration, to any other potential participants in such registration (other than Holders) on a pro rata basis; provided, however, that no such reduction shall reduce the number of shares of Registrable Securities held by any Initiating Holder included in the registration to below 30% of the total amount of Registrable Securities then held by such Initiating Holder, unless such offering is the Initial Public Offering, in which case the Initiating Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. Notwithstanding the foregoing, but subject to the allocation set forth above, in no event will shares of any party other than a Holder be included in such a registration without the written consent of (i) the Holders holding not less than fifty percent (50%) of the Series A Preferred then outstanding and (ii) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of capital stock of the Company owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the Holders holding not less than a majority of the shares of Common Stock then outstanding, if such inclusion would reduce the number of shares that may be included by the Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the managing underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and stockholders and any trusts for the benefit of any of the foregoing person shall be deemed to be collectively a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish legal counsel for the Holders with copies of all such documents to be filed) and use all commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for one hundred twenty (120) calendar days or until the Holder or Holders have completed the distribution related thereto;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders (and to maintain such registrations and qualifications effective for the applicable period of time set forth in Section 2.7(a) above, and to do any and all other acts and things that may be necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 2.7(d), (ii) subject itself to taxation in any such jurisdiction or (iii) file any general consent to service of process in any such states or jurisdictions));

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering, and enter into such other customary agreements and take all such actions (including, without limitation, effecting a stock split or combination of shares) as such underwriter reasonably requests in order to expedite or facilitate the disposition of such shares;

(f) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed (or, if not then listed, on such exchange(s) as requested by a majority of the participating Holders or, in the case of registrations pursuant to Section 2.2 above, the Initiating Holders);

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus to not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) Use commercially reasonable efforts to furnish, on or about the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, copies of (i) the opinion, if any, of the lead legal counsel representing the Company for the purposes of such registration issued pursuant to the underwriting agreement relating to the offering and addressed to the underwriters and (ii) the letter (including any “bring-downs” related thereto) from the independent certified public accountants of the Company issued pursuant to the underwriting agreement relating to the offering and addressed to the underwriters;

(i) Provide for a transfer agent and registrar and CUSIP number for all such shares not later than the effective date of such registration statement;

(j) Make available for inspection by any Holder, by any underwriter participating in any distribution pursuant to such registration statement and by any attorney, accountant or other agent retained by any Holder or by any such underwriter all financing and other records, pertinent corporate documents and properties (other than confidential intellectual property and trade secrets of the Company) of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy in all respects the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(l) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order; and

(m) Use its commercially reasonable efforts to, within the time periods required by applicable law, file all documents and reports required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and to take any and all other actions to ensure the availability of the use of Form S-3 to the Company and the Holders.

2.8 Termination of Registration Rights. A Holder’s registration rights shall expire on the earlier of (a) the ten (10) year anniversary of the date the Company completed its Initial Public Offering and is subject to the provisions of the Exchange Act; or (b) the date that all Registrable Securities held by and issuable to such Holder may be sold pursuant to Rule 144(b)(1) under the Securities Act, but in no event prior to the third anniversary of the Company’s Initial Public Offering.

2.9 Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 above that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.10 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, member, directors, partners, stockholders, legal counsel, accountants, and any underwriter (as defined in the Securities Act) for such Holders and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, offering circular, or other document, including any related registration statement, notification or the like, incident to any such registration, qualification or compliance, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act or each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, each of its officers or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and each of its officers and directors, and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, legal counsel, accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder under an instrument duly executed by such Holder and stated to be in furnished by such Holder specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the written consent of such Holder (which consent shall not be unreasonably withheld); and provided further, that in no event shall any Holder’s obligation to make an indemnity under this Section 2.10(b) exceed the gross proceeds from the offering received by such Holder (less any amounts paid, or for which such Holder is then liable to pay, by way of indemnity or contribution under Sections 2.10(b) or (d)).

(c) Each party entitled to indemnification under this Section 2.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that legal counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and, provided further, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and to such parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omissions; provided that in no event shall any contribution by a Holder hereunder, when combined with any amounts paid by such Holder pursuant to Section 2.10(b), exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering of the Company’s securities are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.10 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.10 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.11 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be transferred or assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a partner, member or other equity owner or a former partner, retired member or other equity owner or the estate of any partner, member or other equity owner or retired partner, member or other equity holder of a Holder that is a partnership in accordance with partnership interests and made pursuant to the terms of such Holder’s partnership agreement; (b) is a wholly-owned subsidiary of a Holder that is a corporation, a parent corporation that owns all of the capital stock of such Holder or the stockholders of the Holder in accordance with their ownership of the Holder; (c) is a member or former member of a Holder that is a limited liability company, in accordance with their interest in the limited liability company and made pursuant to the terms of such Holder’s limited liability company agreement; (d) is a Family Member, or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or any such Holder’s Family Members; (e) is an Affiliate of the Holder; (f) is an Affiliated partnership, limited liability company or fund managed by a Holder or any of their respective directors, officers, partners or members; or (g) acquires not less than ten percent (10%) of the Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) held by the transferring Holder measured as of the date such Holder became a party to this Agreement; provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any transfer of the rights granted pursuant to this Section 2.11 shall be subject to the terms of Section 4.1 of the ROFR Agreement.

2.12 “Market Stand-Off” Agreement.

(a) If requested by the Company or an underwriter in connection with the Initial Public Offering, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale or otherwise transfer or dispose of any Common Stock (or any other securities of the Company) held by such Holder (other than those included in the registration) for a period (the “Lock Up Period”) specified by the representative of the underwriters of the Common Stock (or any other securities) of the Company not to exceed one hundred eighty (180) calendar days following the effective date of a registration statement of the Company filed under the Securities Act in connection with such offering (the “Effective Date”), which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period; provided that all current and future officers and directors of the Company and all current and future holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. In the event of an early release of securities restricted pursuant to this Section 2.12, such securities will be released from such restriction on a pro rata basis among all Holders of the Registrable Securities; provided, however, that in no event shall any holders of the Company’s securities be released from the restrictions pursuant to this Section 2.12 until all Holders of the Registrable Securities are released.

(b) Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under this Section 2.12 or that are necessary to give further effect thereto. The obligations described in this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or any other securities) subject to the foregoing restriction until the end of the relevant market stand-off period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Common Stock, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities required to bear the restrictive legends set forth in Section 2.1 above, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC; and (iii) such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders, without the written consent of (i) so long as at least fifty percent (50%) of the Shares issued and outstanding as of the date hereof remain outstanding, the Holders holding not less than fifty percent (50%) of the Shares then outstanding, voting together as a single class on an as-converted basis) and (ii) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of capital stock of the Company owned by Landmark as of the date hereof, as adjusted for stock splits, stock dividends, recapitalizations and the like, and otherwise, the Holders holding not less than a majority of the Landmark Registrable Securities then outstanding.

SECTION 3

Covenants of the Company

3.1 Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), and will set aside on their books all such proper accruals and reserves as shall be required under GAAP consistently applied.

(a) As soon as reasonably practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) calendar days after the end of each such fiscal year, the Company will furnish to each Holder of Shares or Registrable Securities, a consolidated balance sheet of the Company, as of the end of such fiscal year, and a consolidated statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited and certified by (i) independent public accountants of national standing approved by the Board and (ii) the Chief Financial Officer or Chief Executive Officer of the Company.

(b) As soon as reasonably practicable after the end of the first three fiscal quarters of each fiscal year and in any event within forty-five (45) days thereafter (so long as reasonably practicable), the Company will furnish to (i) each stockholder who, with its Affiliates, owns not less than five percent (5%) of the Company’s then outstanding Common Stock (as adjusted for stock splits, stock dividends and the like) on an as-converted basis, (ii) GE, so long as GE and its Affiliates continue to own at least fifty percent (50%) of the Series B Preferred (or Common Stock issued or issuable upon conversion of the Series B Preferred) outstanding as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iii) NGP, so long as NGP continues to own at least fifty percent (50%) of the Shares (or Common

Stock issued or issuable upon conversion of the Shares) held by NGP as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), (iv) Angeleno, so long as Angeleno and its Affiliates continue to own at least fifty percent (50%) of the Shares (or Common Stock issued or issuable upon conversion of the Shares) held by Angeleno or its Affiliates as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (v) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the Shares (or Common Stock issued or issuable upon conversion of the Shares) held by Element or its Affiliates as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like) (each, a “Major Investor”), an unaudited consolidated balance sheet of the Company as of the end of each such period, and an unaudited consolidated statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, all certified by the Company’s Chief Financial Officer or Chief Executive Officer, prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and period-end audit adjustments may not have been made) and setting forth in each case in comparative form the figures from the previous fiscal quarter and from the Budget and Operating Plan (as defined below).

(c) As soon as reasonably practicable after each month, and in any event within thirty (30) calendar days after each such month, the Company will furnish to each Major Investor an unaudited consolidated balance sheet of the Company as of the end of each such period, and an unaudited consolidated statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, all certified by the Company’s Chief Financial Officer or Chief Executive Officer, prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and period-end audit adjustments may not have been made) and setting forth in each case in comparative form the figures from the previous month and from the Budget and Operating Plan.

(d) The Company will furnish to each Major Investor at least thirty (30) calendar days prior to the beginning of each fiscal year a detailed business plan for the upcoming fiscal year that includes an operating budget for such year (the “Budget and Operating Plan”).

(e) Notwithstanding anything contained in this Section 3.1 to the contrary, the Company, in its reasonable discretion, shall have the right to exclude from any information provided by it to GE or its Affiliates pursuant to this Section 3.1 or elsewhere any information on any competitive aspect of the wind energy industry (including, without limitation, any information relating to a specific subsidiary, facility or portion thereof, customer or prospective customer); provided further that (i) any financial statements delivered to GE or its Affiliates by the Company pursuant to this Section 3.1 need only contain holding company consolidated reports, non-wind segment reports, and summary information and (ii) the Company will provide to GE the following information with respect to each new blade manufacturing facility developed by the Company on or after the date hereof (each such new facility, a “New Plant”): (A) total gross revenue on a quarterly basis for such New Plant, (B) EBITDA on a quarterly basis for such New Plant, (C) the date on which the ground breaking for such New Plant occurs, (D) the date on which such New Plant opens, (E) the date on which the first blade is shipped from such New Plant, (F) the approximate date on which such New Plant achieves fifty percent (50%) of such New Plant’s planned capacity (the “50% Planned Capacity”), (G) the aggregate investment schedule (the “Investment Schedule”) for the construction of such New Plant

(regardless of the source of funds) and (H) a quarterly report of such Investment Schedule will be provided until such time as such New Plant achieves 50% of its Planned Capacity, such report to consist of a statement as to whether the Company is on target with respect to such Investment Schedule (i.e., within plus or minus fifteen percent (15%) of such Investment Schedule) or, in the event the Company is not on target with respect to such Investment Schedule, an indication by the Company of the fifteen percent (15%) range by which the Company is not on target with respect to such Investment Schedule (e.g., if the Company is 25% under the Investment Schedule, then the Company will indicate that it is within 15%-30% under the Investment Schedule). The Company and GE will work together in good faith to determine if any additional financial metrics will be provided to GE or its Affiliates by the Company, which determination will be made on the basis of the type of information in question and in light of competitive considerations relating to the wind energy industry (including, without limitation, competitive considerations relating to the wind energy industry with respect to any specific subsidiary, facility or portion thereof, customer or prospective customer).

3.2 Inspection Rights and Confidentiality.

(a) The Major Investors (other than GE) shall have the right to visit and inspect any of the properties of the Company, and to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested all during normal business hours and upon reasonable notice. GE shall have the right to inspect, and the Company shall afford GE reasonable access to, any property of the Company where products are being manufactured for GE or its Affiliates; provided, however, that GE shall not have the right to inspect (A) any property of the Company where the products therein are being manufactured solely for customers of the Company other than GE or its Affiliates or (B) any portion of any properties of the Company where the products therein are being manufactured for customers of the Company other than GE or its Affiliates. In addition, GE shall have the right to inspect, and the Company shall afford GE reasonable access to, any property of the Company, among other things, to audit and inspect the Company’s compliance with Environmental Law (as defined in the Purchase Agreement); provided, however, that GE shall not have the right to inspect (A) any property of the Company where the products therein are being manufactured solely for wind energy customers of the Company other than GE or its Affiliates or (B) any portion of any property of the Company where the products therein are being manufactured for wind energy customers of the Company other than GE or its Affiliates. The Company shall use commercially reasonable efforts to make its officers available to the Major Investors during all such visits and inspections.

(b) Each Holder agrees to keep confidential and not misuse any Company information that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain) that is obtained by such Holder, except that such Holder may disclose such proprietary or confidential information (i) to any partner, member, subsidiary, parent or such other agent of such Holder for the purpose of evaluating its investment in the Company as long as such partner, member, subsidiary, parent or agent is advised of and bound to the confidentiality provisions of this Section 3.2(b) or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Holder; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by such Holder or its agents independently of and without reference to any confidential information communicated by the

Company; or (v) as required by applicable law. Nothing in this Section 3.2(b) shall in any way amend, alter, supersede, terminate or waive any provisions of the Confidentiality Agreement dated as of March 4, 2008, by and between TPI, Inc. and GE Capital Equity Capital Group, Inc., as amended (the “GE Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms and shall supersede the provisions of this Section 3.2(b) to the extent there are any conflicts between the GE Confidentiality Agreement and this Section 3.2(b). Nothing in this Section 3.2(b) shall in any way amend, alter, supersede, terminate or waive any provisions of the Confidentiality Agreement, dated as of April 20, 2009, by and between the Company and Element (the “Element Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms and shall supersede the provisions of this Section 3.2(b) to the extent there are any conflicts between the Element Confidentiality Agreement and this Section 3.2(b).

3.3 Board Observer.

(a) The Company shall allow one representative designated by NGP to attend all meetings of the Board in a nonvoting capacity (the “Observer Rights”), and in connection therewith, the Company shall give such representatives copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board; provided, however, that such representative shall sign a confidentiality agreement in a form that is agreeable to both Angeleno and the Company; and provided further that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. Notwithstanding anything to the contrary contained herein, if at any time an individual nominated by Angeleno pursuant to Section 5.3(b)(iii) of the ROFR Agreement is not a director of the Company, then at such time the Company shall allow one representative designated by Angeleno to have the same Observer Rights as provided to NGP under this Agreement, subject to fulfillment by such representative of the same conditions imposed upon the representative designated by NGP under this Agreement.

(b) GE shall be entitled to receive copies of all materials provided at regular or special meetings of the Board as and when such materials are provided to members of the Board, which such information may be redacted by the Company, in its reasonable discretion, in the same manner described in Section 3.1(e) above (the “GE Board Materials”). The Board shall invite up to three (3) representatives designated by GE to meet with management of the Company on each date the Board holds a meeting (such meetings to take place no less often than on a quarterly basis). On each such date, the Company shall cause management to be available to meet with GE for a period of time reasonably sufficient to discuss the GE Board Materials and any other business of the Company that the Company determines, in its reasonable discretion, does not relate to any competitive aspect of the wind energy industry (including, without limitation, any specific subsidiary, facility or portion thereof, customer or prospective customer that relates to the wind energy industry). In addition, the Board may invite one representative designated by GE to attend any meetings of the Board (and, if applicable, portions thereof) during which no matters relating to any competitive aspect of the wind energy industry (including, without limitation, any specific subsidiary, facility or portion thereof, customer or prospective customer that relates to the wind energy industry) will be discussed, in a nonvoting capacity; provided, however, that any information disclosed during such meetings (or, if applicable, portions thereof) shall be subject to the GE Confidentiality Agreement; and provided, further, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof (A) if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or (B) that relates to any competitive aspect of the wind energy industry (including, without limitation, any specific subsidiary, facility or portion thereof, customer or prospective customer that relates to the wind energy industry). Subject to signing a confidentiality agreement in a form that is reasonably agreeable to both the Holders of Series B Preferred and the Company, each Holder of Series B Preferred holding not less than one hundred (100) shares of Series B Preferred and each Holder of Series B-1 Preferred holding not less than one hundred (100) shares of Series B-1 Preferred (in each case, as adjusted for stock dividends, combinations, splits, recapitalizations and the like), in addition to the GE designee described above, shall be entitled to receive the GE Board Materials and to participate in any such meetings with members of management of the Company.

3.4 Expenses and Frequency of Meetings. The Company shall reimburse all reasonable out-of-pocket expenses incurred by any non-employee director of the Company and by individuals with Observer Rights in connection with attendance at Board meetings (including any meetings of committees of the Board) and any other meetings or events attended on behalf of the Company at the request of the Board. The Board will meet at least on a quarterly basis. The Company shall also reimburse all reasonable out-of-pocket expenses incurred by one representative of GE in connection with his or her attendance at Board meetings or meetings with management of the Company in connection with such Board meetings.

3.5 Directors’ Liability, Indemnification and Insurance. The Restated Certificate and the Company’s Bylaws, each as may be amended from time to time, shall provide (a) for the elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. If not obtained prior to the Closing, the Company shall obtain and maintain director’s and officer’s liability insurance in the amount and on terms reasonably acceptable to the Board.

3.6 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

3.7 Option Plan; Vesting; Stock Repurchase.

(a) Unless otherwise approved by the Board, all stock options and other stock equivalents granted or issued on or after the date of this Agreement to employees, directors, consultants, advisors and other service providers shall be subject to time-based vesting as follows: twenty percent (20%) of such stock shall vest at the one (1) year anniversary following the date of issuance, or such other date as determined by the Board, and one-forty eighth (1/48) of the remaining unvested portion shall vest each month thereafter until the five (5) year anniversary of the date of issuance, or such other date as determined by the Board; provided that the optionee remains a full-time service provider as of the end of each such vesting period.

(b) With respect to any shares of restricted stock issued on or after the date of this Agreement, the Company’s repurchase option shall provide, unless otherwise determined by the Board, that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permitted by applicable securities laws) shall have the option to purchase at the lower of cost and fair market value any unvested shares of stock owned by such person.

3.8 Confidential Information and Invention Assignment Agreement. The Company shall require all of its current and future officers, key employees and consultants to execute and deliver a Confidential Information and Invention Assignment Agreement in form and substance satisfactory to the Company’s counsel or the Board.

3.9 Market Stand-Off Agreement. The Company shall cause (a) all entities and individuals that become stockholders of the Company after the Closing, (b) all employees, executives, consultants, advisors and other service providers to the Company who receive stock options of the Company after the Closing, and (c) all persons and entities who receive warrants or other rights to receive the Company’s capital stock after the Closing to be bound by market stand-off restrictions substantially similar to the market stand-off agreement contained in Section 2.12 above.

3.10 Compliance with Laws.

(a) The Company shall comply in all material respects with all applicable laws, rules, regulations and orders, noncompliance with which could adversely affect the Company’s business or condition, financial or otherwise including, without limitation, the filing of all tax returns and payment of all taxes and assessments when due by the Company unless such amounts are in dispute.

(b) The Company shall comply with all applicable Environmental Laws, the noncompliance with which could adversely affect the Company’s business or condition, financial or otherwise; provided, however, that no failure to comply with an applicable Environmental Law that would otherwise be deemed a breach of this Section 3.10(b) will be deemed a breach of this Section 3.10(b) if (i) such breach is not material and (ii) such breach is cured by the Company within ninety (90) days after the Company becomes aware of the breach; provided further, that so long as the Company is using its reasonable best efforts to cure a breach described in (i) above, an Investor’s sole and exclusive remedy (notwithstanding anything to the contrary set forth herein) for a breach of this Section 3.10(b) in connection with such breach shall be to bring a claim for specific performance.

3.11 Required Board Approvals. Until the consummation of a Qualified IPO, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the Board (including the affirmative vote of the Series A Director) shall be required for the Company to:

(a) incur any expense or make capital expenditures in excess of 110% of the Board-approved capital expenditure budget in effect at such time;

(b) amend or modify the Company’s equity incentive plans or adopt any new equity plan, or grant of any stock option or stock equivalent providing for vesting provisions that differ from the Company’s standard vesting schedule or acceleration of vesting upon a Liquidation Event (as such term is defined in the Restated Certificate);

(c) establish or enter into any material joint venture or strategic creation of the partnership other than joint ventures or strategic partnerships relating to the next four new production facilities as contemplated by the Company’s presentation to NGP on August 23, 2007 (including with respect to the financial projections per such presentation) (the “Contemplated Facilities”);

(d) approve the Budget and Operating Plan;

(e) transfer or license any of the Company’s intellectual property other than in the ordinary course of business;

(f) make any acquisition or investments in any twelve (12) month period, the value of which is in excess of $5,000,000 in the aggregate, other than investments to expand the Company’s current production facilities or investments to construct, outfit, or ramp-up production at the Contemplated Facilities;

(g) commence construction of any new manufacturing facility or manufacturing facility expansion other than at the Contemplated Facilities;

(h) create, assume or incur indebtedness other than (i) debt incurred in the ordinary course of the Company’s business, (ii) debt incurred to expand any of the Company’s current production facilities, as contemplated by the Budget and Operating Plan, or (iii) debt incurred to construct, outfit, or ramp-up production at the Contemplated Facilities, as contemplated by the Budget and Operating Plan; or

(i) declare bankruptcy, dissolve or voluntarily liquidate or wind up.

3.12 Termination of Covenants; Assignment of Covenants. Unless terminated earlier pursuant to the terms and provisions hereof, the covenants of the Company contained in this Section 3 shall terminate and be of no further force and effect upon the consummation of the Qualified IPO. The rights of the Investors and/or Major Investors contained in this Section 3 may be transferred or assigned by an Investor to a transferee or assignee of the Shares or Registrable Securities that (a) is a partner, member or other equity owner or a former partner, retired member or other equity owner of the estate of any partner, member or other equity owner or retired partner, member or other equity holder of an Investor or Major Investor that is a partnership, in accordance with partnership interests and made pursuant to the terms of such Investor’s or Major Investor’s partnership agreement; (b) is a wholly-owned subsidiary of an Investor or Major Investor that is a corporation, a parent corporation that owns all of the capital stock of such Investor or Major Investor or the stockholders of such Investor or Major Investor in accordance with their ownership of such Investor or Major Investor; (c) is a member or former member of an Investor or Major Investor that is a limited liability company, in accordance with their interest in the limited liability company and made pursuant to the terms of such an Investor’s or Major Investor’s limited liability company agreement; (d) is a Family Member, or any custodian or trustee of any trust or any other corporation, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such

Investor or Major Investor or any such Investor’s or Major Investor’s Family Members; (e) is an Affiliate of the Investor or Major Investor; (f) is an Affiliated partnership, limited liability company or fund managed by an Investor or Major Investor or any of their respective directors, officers, partners or members; or (g) acquires not less than ten percent (10%) of the Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) held by the transferring Investor or Major Investor measured as of the date of such Investor or Major Investor became a party to this Agreement; provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such rights and obligations are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any transfer of the rights granted pursuant to this Section 3.12 shall be subject to the terms of Section 4.1 of the ROFR Agreement.

SECTION 4

Rights of First Refusal

4.1 Subsequent Offerings. Each Major Investor shall have a right of first refusal to purchase up to its pro rata share of all New Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement. Each Major Investor’s pro rata share shall be equal to the ratio of (a) the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Shares and any other Derivative Securities then held by such Major Investor to (b) the Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Shares and other Derivative Securities) held by the Major Investors. The term “New Securities” shall, subject to Section 4.6 hereof, mean (i) any Common Stock, preferred stock or any other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, preferred stock or any other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or any other security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any New Securities, it shall give each Major Investor written notice of its intention, describing the New Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have twenty (20) days from the giving of such notice to agree to purchase up to its pro rata share of the New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of New Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Major Investors (the “Exercising Major Investors”) who do so elect and shall offer such Exercising Major Investors the right to acquire such unsubscribed shares (the

“Unsubscribed Shares”). Each such Exercising Major Investor shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase up to its pro rata share of the Unsubscribed Shares which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Shares and any other Derivative Securities then held by such Exercising Major Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Shares and any other Derivative Securities then held by all Exercising Major Investors who wish to purchase such Unsubscribed Shares. If the Exercising Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the New Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such New Securities within the ninety (90) day period following the expiration of the ten (10) day period for each Exercising Major Investor to elect to purchase the Unsubscribed Shares, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the Company’s Qualified IPO. The rights of first refusal or any provision established by this Section 4 may be amended, or any provision waived, with the written consent of (i) the Holders holding not less than seventy percent (70%) of the Series A Preferred then outstanding, (ii) GE, so long as GE continues to own at least fifty percent (50%) of the shares of Series B Preferred then outstanding, and otherwise, the Holders holding not less than a majority of the shares of Series B Preferred then outstanding, (iii) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the Series B-1 Preferred then outstanding, and otherwise, the Holders holding not less than a majority of the shares of Series B-1 Preferred then outstanding and (iv) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of capital stock of the Company owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, Holders of a majority of the Landmark Registrable Securities then outstanding. Notwithstanding any provision to the contrary contained in this Section 4, or Section 4 of the Existing Agreement, each Investor hereby waives such Investor’s (and only such Investor’s) right of first refusal set forth in Section 4 of the Existing Agreement with respect to the Series C Preferred sold and issued pursuant to the Purchase Agreement.

4.5 Transfer of Rights of First Refusal; Affiliates of Investors. The rights of first refusal of each Major Investor under this Section 4 may be assigned to the same parties, subject to the same restrictions, as any transfer of the rights pursuant to Section 3.12 above. Each Major Investor shall be entitled to apportion the right of first refusal hereby granted it among itself and its general partners, limited partners, members and Affiliates in such proportions as it deems appropriate. Notwithstanding anything to the contrary contained herein, any transfer of the rights granted pursuant to this Section 4.5 shall be subject to the terms of Section 4.1 of the ROFR Agreement.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to New Securities that are not determined to be or deemed to be “Additional Shares of Common Stock” as defined in the Restated Certificate.

SECTION 5

Miscellaneous

5.1 Amendment and Waiver.

(a) Except as otherwise expressly provided herein, the provisions of this Agreement, the obligations of the Company and the rights of the Holders may be amended, modified or waived only upon the written consent of (i) the Company, (ii) the Holders holding not less than fifty percent (50%) of the Series A Preferred then outstanding, (iii) GE, so long as GE continues to own at least fifty percent (50%) of the shares of Series B Preferred then outstanding, and otherwise, the Holders holding not less than a majority of the shares of Series B Preferred then outstanding, (iv) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the Series B-1 Preferred then outstanding, and otherwise, the Holders holding not less than a majority of the shares of Series B-1 Preferred then outstanding and (v) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of capital stock of the Company owned by Landmark as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and the like), and otherwise, the Holders holding not less than a majority of the Landmark Registrable Securities then outstanding; provided, however, the written consent of GE or the Holders of the Series B Preferred described in clause (iii) above and the written consent of Element or the Holders of the Series B-1 Preferred described in clause (iv) above shall not be required for any amendment or modification to this Agreement effected solely to afford rights to the Holders of a Permitted Security (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation) that are, individually and in the aggregate, not greater than nor senior to the rights afforded to GE or the Holders of the Series B Preferred (other than with respect to the granting of demand registration rights or granting rights under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.2(a), 3.3(b), 3.4 or 3.11 equivalent to those granted to the Series A Preferred herein) (such rights in the aggregate, the “GE Permitted Rights”) or Element or the Holders of the Series B-1 Preferred hereunder, as applicable, as of the date hereof (other than with respect to the granting rights under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.4 or 3.11 equivalent to those granted to the Series A Preferred herein) (such rights in the aggregate, the “Element Permitted Rights,” and together with the GE Permitted Rights, the “Permitted Rights”), so long as such amendment or modification does not contain provisions other than Permitted Rights and does not increase the obligations of GE or the Holders of the Series B Preferred or Element or the Holders of the Series B-1 Preferred hereunder, as the case may be; provided, further, that the written consent of GE or the Holders of the Series B Preferred described in clause (iii) above shall in any event be required to amend, waive, alter or repeal (i) the voting thresholds set forth in Sections 2.2(a), clause (i) of Section 2.14, clause (ii) of Section 4.4 or Section 5.1(a) as it applies to the voting thresholds of GE or the Series B Preferred, (ii) the definition of “Major Investor,” as that term is used in Sections 3.1 and 3.2 (other than in connection with the granting of Permitted Rights), (iii) the second sentence of Section 3.2(a), (iv) the penultimate sentence of Section 3.2(b), (v) Section 3.3(b), (vi) Section 2.4(ii)(C) (as it applies to the right of the Series B Preferred to obligate the Company to effect one (1)

registration on Form S-3) and (vii) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of GE or the Holders of the Series B Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other Holder of Shares (it being understood that the grant of demand registration rights or rights under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.2(a), 3.3(a), 3.4 or 3.11 equivalent to those granted to the Series A Preferred or the Series B-1 Preferred herein shall not be deemed to have a material adverse effect upon any of the rights, privileges, preferences or obligations of GE or the Holders of Series B Preferred); provided, further, that the written consent of the Holders holding not less than seventy percent (70%) of the Series A Preferred then outstanding shall be required to amend, waive, alter or repeal (i) the voting thresholds set forth in Sections 2.2(a), clause (i) of 2.14, 4.4, or 5.1(a), (ii) the definition of “Major Investor,” as that term is used in Sections 3.1 and 3.2 (other than in connection with the granting of Permitted Rights), (iii) any of the provisions in Sections 3.3 or 3.4, (iv) Section 2.4 to add a voting threshold, (v) Section 2.4(ii)(C) (as it applies to the right of the Series A Preferred to obligate the Company to effect one (1) registration on Form S-3), or (vi) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of Angeleno or its Affiliates that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other Holder of Shares; provided, further, that the written consent of Element or the Holders of the Series B-1 Preferred described in clause (iv) above shall be required to amend, waive, alter or repeal (i) the voting thresholds set forth in Sections 2.2(a), clause (i) of 2.14, 4.4, or 5.1(a), (ii) the definition of “Major Investor,” as that term is used in Sections 3.1 and 3.2 (other than in connection with the granting of Permitted Rights), (iii) any of the provisions in Sections 3.3 or 3.4, (iv) Section 2.4 to add a voting threshold, (v) Section 2.4(ii)(C) (as it applies to the right of the Series B-1 Preferred to obligate the Company to effect one (1) registration on Form S-3), or (vi) any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of Element or its Affiliates or the Holders of the Series B-1 Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other Holder of Shares (it being understood that the grant of rights under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.4 or 3.11 equivalent to those granted to the Series A Preferred or the Series B Preferred herein shall not be deemed to have a material adverse effect upon any of the rights, privileges, preferences or obligations of Element or the Holders of Series B-1 Preferred); provided, further, that the written consent of the holders of at least seventy percent (70%) of the Holders of the Series C Preferred shall be required to amend, waive, alter or repeal any other provision in this Agreement if such amendment, waiver, alteration, or repeal will have a material adverse effect upon any of the rights, privileges, preferences, or obligations of the Holders of the Series C Preferred that is disproportionate from the effect of such amendment, waiver, alteration, or repeal on any other Holder of Shares.

(b) Any amendment or waiver effected in accordance with this Agreement shall be binding upon each Investor and Holder of Registrable Securities in accordance with the terms hereof.

(c) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of Series C Preferred pursuant to the Purchase Agreement, any purchaser of such shares of Series C Preferred may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed (i) an “Investor,” (ii) if agreed to by the Company, a “Major Investor” and (iii) a party hereunder.

5.2 Governing Law. This Agreement shall be governed in all respects by and construed under the internal laws of the State of Delaware as such laws are applied to agreements that are entered into by and among Delaware residents while located in Delaware and that are to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.3 Jurisdiction; Venue. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.5 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the terms and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to seek an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to at law or in equity.

5.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time.

5.7 Entire Agreement. This Agreement (including the exhibit hereto), the ROFR Agreement, the Purchase Agreement (including the exhibits and schedules thereto), the GE Confidentiality Agreement and the Element Confidentiality Agreement, constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein and therein.

5.8 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.10 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise:

(a) if to the Company, one copy should be sent to its address or facsimile number set forth on the signature pages hereof and addressed to the attention of the Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy to (which shall not constitute notice) to H. David Henken, Esq., Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109;

(b) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with, (i) in the case of NGP, a copy (which shall not constitute notice) to Robert D. Sanchez, Esq., Wilson Sonsini Goodrich & Rosati, P.C., 1700 K Street, N.W., Fifth Floor, Washington, D.C. 20006, (ii) in the case of Landmark, a copy (which shall not constitute notice) to H. David Henken, Esq., Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, (iii) in the case of Angeleno, a copy (which shall not constitute notice) to Franklin Reddick, Esq., Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, Suite 2400, Los Angeles, CA 90067, (iv) in the case of GE, a copy (which shall not constitute notice) to General Counsel-Equity and Account Manager TPI, GE Capital Equity, 201 Merritt 7, P.O. Box 52011, Norwalk, CT 06856, and (v) in the case of Element, a copy (which shall not constitute notice) to Andrew Hamilton, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

(c) if to any other Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last Holder of such Registrable Securities for which the Company has contact information in its records.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given: (a) upon delivery, if personally delivered; (b) three (3) business days after pre-paid deposit for next business day delivery with a commercial courier service (e.g., DHL or FedEx); (c) five (5) business days after deposit, postage pre-paid, with first class airmail (which airmail must be certified or registered); or (d) upon confirmation of facsimile transfer or electronic mail when sent by facsimile or electronic mail with a confirmation copy delivered by one of the other acceptable means of delivery.

5.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.12 Non-Business Days. Notwithstanding anything to the contrary contained herein, in the event that any calendar day referred to in this Agreement falls on a Saturday, a Sunday or a U.S. holiday (each a “Non-Business Day”), then any transaction or notice that must be effected or delivered on such a Non-Business Day will instead be required to be effected or delivered on the next day that is not a Non-Business Day.

5.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.14 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.15 Aggregation of Stock. All Shares and Common Stock of the Company held or acquired by affiliated entities or persons of a Holder or Investor (including but not limited to: (a) a partner, member or other equity owner or a former partner, member or other equity owner or the estate of any partner, member or other equity owner or retired partner, member or other equity holder of a Holder or Investor that is a partnership; (b) a wholly-owned subsidiary of such Holder or Investor that is a corporation, a parent corporation that owns all of the capital stock of such Holder or Investor or the stockholders of such Holder or Investor; (c) a Family Member, or any custodian or trustee of any trust or any other corporation partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or Investor or any such Holder or Investor’s Family Members; (d) a member or former member of an Investor that is a limited liability company; (e) an Affiliate of such Holder or Investor; or (f) funds under common management) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

5.16 Restatement of Existing Agreement. This Agreement amends and restates, in its entirety, the Existing Agreement, which as of the date hereof shall have no further force and effect.

(Remainder of the page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

“COMPANY”

TPI COMPOSITES, INC.

By:	/s/ Steven C. Lockard

Name:	Steven C. Lockard

Title:	President & CEO

Address:	8501 North Scottsdale Road
Gainey Center II, Suite 280
Scottsdale, AZ 85253

Fax Number:	(480) 305-8315

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTOR”

LANDMARK GROWTH CAPITAL PARTNERS, L.P.

By:	Landmark Growth Capital Partners, LLC Its General Partner

By:	Landmark Equity Advisors LLC Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

LANDMARK IAM GROWTH CAPITAL, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Vice President

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTOR”

NGP ENERGY TECHNOLOGY PARTNERS, L.P.

By:	NGP ETP, L.L.C., its General Partner

	By:	/s/ Philip J. Deutch

	Name:	Philip J. Deutch

	Title:	Managing Partner

(Signature Page to Third Amended and Restated Investor Rights Agreement)

“INVESTOR”

ANGELENO INVESTORS II, LP

By:	Angeleno Group Management II, LLC
Its General Partner

By:	Angeleno Group, LLC
Its Managing Member

	By:	/s/ Daniel Weiss
	Name:	Daniel Weiss
	Title:	Member

(Signature Page to Third Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Series C Convertible Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Michael J. Donnelly
Name:	Michael J. Donnelly
Title:	MD - GE Equity

(Signature Page to Series C Convertible Preferred Stock Purchase Agreement)

“INVESTOR”

ELEMENT PARTNERS II, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael DeRosa
Name:	Michael DeRosa
Title:	Managing Member

ELEMENT PARTNERS II INTRAFUND, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael DeRosa
Name:	Michael DeRosa
Title:	Managing Member

(Signature Page to Third Amended and Restated Investor Rights Agreement)

EXHIBIT A

SCHEDULE OF INVESTORS

Investor
Element Partners II, L.P.
Three Radnor Corp. Ctr., Suite 410
100 Matsonford Road
Radnor, PA 19087
Attn: Michael DeRosa
Fax No.: (610) 964-8005

Element Partners II Intrafund, L.P.
Three Radnor Corp. Ctr., Suite 410
100 Matsonford Road
Radnor, PA 19087
Attn: Michael DeRosa
Fax No.: (610) 964-8005

GE Capital Equity Investments, Inc.
201 Merritt 7, 1st Floor
Norwalk, CT 06851
Attn: Michael Donnelly
Fax No.: (203) 357-6537

NGP Energy Technology Partners, L.P.
1700 K Street, N.W.
Suite 750
Washington, D.C. 20006
Attn: Philip J. Deutch
Fax No.: (202) 536-3921

Landmark Growth Capital Partners, L.P.
10 Mill Pond Road
Simsbury, CT 06070
Fax No.: (860) 408-4608

Landmark IAM Growth Capital, L.P.
10 Mill Pond Road
Simsbury, CT 06070
Fax No.: (860) 408-4608

Investor
Angeleno Investors II, LP
2029 Century Park East, Suite 2980
Los Angeles, CA 90067
Attn: Daniel Weiss
Fax No.: (310) 552-2727

Marc E. Jones
651 Lowell Ave.
Palo Alto, CA 94301
Fax No.: (650) 328-3402

EXECUTION VERSION

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement (this “Amendment”) is made as of June 30, 2014, by and among TPI Composites, Inc., a Delaware corporation (the “Company”), and the parties listed on the signature pages hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Third Amended and Restated Investor Rights Agreement, dated as of June 17, 2010, by and among the Company and the parties named therein (the “Agreement”).

WHEREAS, pursuant to Section 16 of the Agreement, and subject to the qualifications set forth therein, the Agreement may be amended by a written instrument executed by (a) the Company, (b) the Holders holding not less than fifty percent (50%) of the outstanding Series A Preferred, (c) GE, so long as GE continues to own at least fifty percent (50%) of the shares of outstanding Series B Preferred, (d) Element, so long as Element and its Affiliates continue to own at least fifty percent (50%) of the outstanding Series B-1 Preferred then outstanding, and (e) Landmark, so long as Landmark continues to own at least fifty percent (50%) of the shares of capital stock of the Company owned by Landmark as of the date of the Agreement (as adjusted for stock splits, stock dividends, recapitalizations and the like); and

WHEREAS, any such amendment so effected shall be binding on all parties to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. The Agreement is hereby amended by the addition of the following new Section 2.15:

“2.15 Sale of Secondary Shares in an IPO. Notwithstanding anything to the contrary contained herein, in connection with the Initial Public Offering, subject to the approval of the managing underwriter of the Initial Public Offering and compliance with all applicable laws and regulations, in the event that there is an opportunity for so-called “secondary shares” to be sold in connection with the Initial Public Offering, the total amount of secondary shares of Common Stock available to be sold shall be allocated as follows: 15.18% to Angeleno, 32.54% to Element Partners II, L.P., 0.50% to Element Partners II Intrafund, L.P., 1.79% to GE and the remaining 50% should be allocated to all the Investors pro rata based upon the aggregate number of shares of capital stock of the Company held by each such Investor on a fully-diluted basis immediately prior to the Initial Public Offering.”

2. Except as expressly amended herein, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed in all respects by and construed under the internal laws of the State of Delaware as such laws are applied to agreements that are entered into by and among Delaware residents while located in Delaware and that are to be performed entirely within Delaware, without regard to principles of conflicts of law.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This

Amendment may also be executed and delivered by facsimile signature (or execution by other electronic means) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
Name:	William E. Siwek
Title:	CFO

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]

“INVESTOR”

ELEMENT PARTNERS II, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael DeRosa
Name:	Michael DeRosa
Title:	Managing Member

ELEMENT PARTNERS II INTRAFUND, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ Michael DeRosa
Name:	Michael DeRosa
Title:	Managing Member

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]

“INVESTOR”

NGP ENERGY TECHNOLOGY PARTNERS, L.P.

By:	NGP ETP, L.L.C., its General Partner

	By:	/s/ Philip J. Deutch

	Name:	Philip J. Deutch

	Title:	Managing Partner

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]

“INVESTOR”

LANDMARK GROWTH CAPITAL PARTNERS, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Advisor

LANDMARK IAM GROWTH CAPITAL, L.P.

By:	Landmark Growth Capital Partners, LLC
Its General Partner

By:	Landmark Equity Advisors LLC
Its Managing Member

	By:	/s/ Paul G. Giovacchini

	Name:	Paul G. Giovacchini

	Title:	Advisor

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]

“INVESTOR”

ANGELENO INVESTORS II, LP

By:	Angeleno Group Management II, LLC
Its General Partner

By:	Angeleno Group, LLC
Its Managing Member

	By:	/s/ Daniel Weiss
	Name:	Daniel Weiss
	Title:	Member

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]

“INVESTOR”

GE VENTURES LTD.

By:	/s/ Thomas J. Buccellato
Name:	Thomas J. Buccellato
Title:	CFO - GE Ventures

[Signature Page to Amendment No. 1 to the

Third Amended and Restated Investor Rights Agreement]